Exhibit 1.1

BY-LAWS
TIM PARTICIPAÇÕES S.A.
CHAPTER I
THE COMPANY’S CHARACTERISTICS

Section 1 - TIM PARTICIPAÇÕES S.A. (the "Company") is a publicly-held company, governed by these By-laws and by the applicable legislation.

Section 2 - The purpose of the Company is to:
I. Control the companies which explores telecommunications services, including mobile personal telephone services and others, in their respective authorization and/or concession areas;
II. Promote, through its controlled or affiliated companies, the expansion and implementation of mobile telephone services in their respective concession and/or authorization areas;
III. Promote, perform or give guidance in relation to the borrowing of funds from internal and external sources to be invested by the Company or by its controlled companies;
IV. Promote and incentive study and research activities for the development of the mobile telephone services industry;
V. Provide specialized technical mobile telecommunications services through controlled or affiliated companies;
VI. Promote, incentive and coordinate, through controlled or affiliated companies, the education and training of the staff required by the mobile telephone services industry;
VII. Perform or promote the import of goods and services for the controlled or affiliated companies;
VIII. Engage in any other activities related or akin to its purpose; and
IX. Hold interest in the corporate capital of other companies.

Section 3 - The Company is headquartered and its forum is based in the city and State of Rio de Janeiro, at Avenida das Américas, No. 3,434, 1st Block 1, 7th floor – Part; upon resolution of its Board of Directors, the Company may open and close branches and offices anywhere in Brazil or abroad.

Section 4 - The duration term of the Company is indeterminate.

CHAPTER II
CAPITAL STOCK

Section 5 - The subscribed and fully-paid capital share is of nine billion, eight hundred and eighty-six million, eight hundred and eighty-six thousand, five hundred and ninety-three Reais and forty-six cents (R$ 9,886,886,593,46) divided into two billion, four hundred and seventeen million, six hundred and thirty-two thousand, six hundred and forty-seven (2,417,632,647) common shares, all nominative, book-entry and with no-par value.

Sole Paragraph – The Company shall not issue preferred shares.

Section 6 – Each common share corresponds to 1 (one) vote in the Shareholders' Meeting resolutions.

Section 7 - The Company is authorized to increase the capital stock upon resolution of the Board of Directors, irrespective of an amendment to these By-laws, up to a limit of four billion four hundred and fifty thousand million (4,450,000,000) common shares.

Paragraph One – Within the limits of the authorized capital set forth in the caput section of Section 7, the Company may grant stock options to its officers, employees or any individuals that render services to the Company or its controlled companies, as per the plan approved by the General Shareholders’ Meeting.

Paragraph Two –.Within the limits of the authorized capital set forth in the caput section of Section 7, the Board of Directors may decide on the issuance of debentures and convertible debentures.

Section 8 – The shares of Company shall be book entry shares and shall be kept in a deposit account, at a financial institution, on behalf of their holders, with no issuance of share certificates. The depository institution may charge shareholders for the cost of transferring their shares, as provided in section 35, paragraph 3rd of Law No. 6,404/76.

CHAPTER III
SHAREHOLDERS’ MEETING

Section 9 – The Shareholders' Meeting is the ruling body of the Company, with authority to decide on all business concerning its corporate purpose and take the actions deemed convenient to the protection and development of the Company.

Section 10 – The following are exclusive powers of the Shareholders' Meeting:
I. to amend the By-laws;
II. To decide on the appraisal of assets given by shareholders to pay up capital stock;
III. To decide on the Company's transformation, merger, take-over and split-up; its dissolution and liquidation; to appoint and remove liquidators and appreciate their accounts;
IV. To suspend the rights of shareholders that do not comply with their duties imposed by law or by these By-laws or the Novo Mercado Listing Rules (the "Novo Mercado Rules")
published by BM&FBOVESPA S.A. – Brazilian Securities, Commodities and Futures Exchange ("BM&FBOVESPA");
V. To elect and remove, at any time, the members of the Board of Directors and the members of the Statutory Audit Committee;
VI. to determine the global or individual remuneration of the members of the Board of Directors, Board of Executive Officers and members of the Statutory Audit Committee;
VII. to annually take the accounts of the management and decide about the financial statements submitted by the management;
VIII. to decide whether the Company shall file a civil liability law suit against the management for losses in the Company’s assets, as provided in section 159 of Law No. 6,404/76;
IX. to resolve in compliance with all provisions set forth in any law, the By-laws or the Novo Mercado Rules about capital stock increase by means of subscription of new shares, and on the issuance of any other bonds or securities, whether in Brazil or abroad as provided in the paragraph 1 of section 7 and whenever the limit of the authorized capital has been attained;

X. decide on the cancellation of the Register of Publicly-Held Company before the Securities and Exchange Commission of Brazil ("CVM");
XI. decide on the delisting of the Company from the Novo Mercado listing segment ("Novo Mercado") of BM&FBOVESPA;
XII. choose a company specialized in corporate appraisals to prepare an opinion concerning the appraisal of the Company’s shares in the event of cancellation of Publicly-Held Company Register or delisting from the Novo Mercado as set forth in Article VIII of these By-laws, among the companies indicated in the triple list of companies established by the Board of Directors under Section 22,XXV, below; and,
XIII. to previously approve the execution of any agreements with a duration exceeding 12 (twelve) months between the Company or its controlled companies, on the one side, and the controlling shareholder or companies controlled, affiliated or under the same control or the controlling companies of the latter, or parties related to the Company, on the other side, except when those agreements are governed by uniform clauses.

Section 11 - The Shareholders' Meeting shall be convened by the Board of Directors, represented by its Chairman, and may also be convened as provided under the sole paragraph of section 123 of Law No. 6,404/76.

Section 12 - The Shareholders' Meeting shall be opened by the Company's Chief Executive Officer or by its expressly appointed proxy, with specific authority therefore, who shall then elect the presiding board, formed by a chairman and a secretary, chosen among the attending individuals.

Sole Paragraph – In order to prove the shareholder status, it will be observed the provision of section 126 of Law No. 6,404/76; holders of uncertified or deposited shares shall deposit with the Company's head-office, no later than two (2) working days before the shareholders' meeting, their identity document and respective proxy, when needed, and the receipt/statement issued by the depository institution, issued no later than five (5) working days before the shareholders' meeting.

Section 13 - The Shareholders' Meeting proceedings and resolutions shall be recorded in minutes, signed by the presiding board and the shareholders attending the meeting that represent, at least, the majority required for passing resolutions.

Paragraph One - The minutes shall be recorded as a summary of the facts, including dissents and protests.

Paragraph Two - Except as otherwise decided by the Meeting, the minutes shall be published without the shareholders' signatures.

Section 14 - Annually, within the first four months following the end of the fiscal year, a annual Shareholders' Meeting shall be convened to:
I. take the management accounts; examine, discuss and vote the financial statements;
II. decide on the uses to which the net profits of the fiscal year should be put and on the distribution of dividends; and
III. elect the members of the Statutory Audit Committee and, when applicable, the members of the Board of Directors.

Section 15 - A Special Shareholders' Meeting shall be convened whenever the Company interests so require.

Section 16. – The shareholders shall exercise their voting rights in the Company’s interests.

CHAPTER IV
COMPANY MANAGEMENT

SECTION I
GENERAL RULES

Section 20 - The Company shall be managed by the Board of Directors and by the Board of Executive Officers.

Paragraph One - The Board of Directors, as a decision body, shall carry out the high management of the Company.

Paragraph Two - The Board of Executive Officers is the Company’s representative and executive body, and each one of its members shall act within his/her respective scope of authority, provided that the limits set forth in sections 10, 22 and 28 of these By-laws are observed.

Paragraph Three - The duties and powers vested by law on each management body cannot be assigned to another.

Paragraph Four – The positions of Chairman of the Board of Directors and Chief Executive Officer or main executive officer of the Company shall not be held by the same manager Cumulatively.

Paragraph Five – The members of the Board of Directors and of the Board of Executive Officers are released from providing a pledge as guarantee of their term of office.

Section 18 - Managers will take office by signing an instrument of appointment recorded in the Book of the Minutes of the Board of Directors or Executive Officers’ Meetings, as the case may be.

Sole Paragraph - The member of the Board of Directors or the member of the Board of Executive Officers shall take office only after the execution of Statement of Consent from Senior Managers under the Novo Mercado Rules and the compliance with any applicable legal requirements.

Section 19 –At the taking of office, the Company’s Managers shall sign, in addition to the instrument of appointment, a statement pursuant to which they shall adhere to the terms of the Company’s ethics code and the “Policy of Disclosure and Use of Information and of Securities Trading” Manual.

Section 20 – In addition to the events of death, resignation, dismissing and other events provided for in the law, the position shall become vacant whenever the manager fails to sign the instrument of appointment or the Statement of Consent from Senior Managers within the thirty (30) days as of its election or is absent from exercising its duties for more than thirty (30) consecutive days or ninety (90) non-consecutive days during the term of office, everything with no just cause, at the discretion of the Board of Directors.

Paragraph One – The resignation from the position of manager shall be made upon written communication to the body integrated by the resigning member, and it shall become effective as of such moment to the Company and, to any third parties, after the filing of the document of resignation with the Board of Trade and its publication.

Paragraph Two – Should any position in the Board of Directors be vacant, the member that is no longer in office shall be replaced by an alternate elected by the General Shareholders’ Meeting specifically called for such purpose. The alternate elected by the General Shareholders’ Meeting shall remain in office for the remaining term of office of the replaced member and, after such term, a new member of the Board of Directors shall be elected as provided in this Article IV.

Paragraph Three – The members of the Board of Directors shall be replaced in the event of absence or impediment by a proxy duly appointed insofar as such proxy is a member of the Board of Directors.

Paragraph Four – In the event of vacancy of a position of Director, the other Directors shall appoint an alternate that shall remain in office until the General Shareholders’ Meeting is called for the purposes and under the terms of paragraph 2 of Section 20 hereof.

Section 21 – Managers shall serve a unified term of two (2) years, with reelection allowed.

Sole Paragraph – The terms of office of the Managers shall be extended until the instatement of their elected successors.

SECTION II
BOARD OF DIRECTORS

Section 22 – In addition to the duties provided by law, the Board of Directors is responsible for:
I. approving and following up the Company's annual budget, as well as that of its controlled companies, in addition to the goals action plan and business strategy plan for the period covered by the budget;
II. deciding on the issuance of shares, convertible debentures and non-convertible debentures within the limits of the authorized capital stock as per Section 7 of the present Bylaws, and the Board of Directors may also exclude the preemptive rights or reduce the term for its exercise in the issuance of shares and convertible debentures which are placed for sale in the Stock Exchange or by public subscription or in a public tender offer for the acquisition of control under the terms set forth by law and the Novo Mercado Rules;
III. authorizing the issue of commercial papers for public offering;
IV. deciding, when so empowered by the Shareholders' Meeting, on the conditions for the issue of debentures, the maturity date and conditions, amortization or redemption, the date and conditions for interest payment, profit sharing and refund premium, if any, and the form of subscription or placement, as well as the other types of debentures;
V. authorizing the purchase of shares issued by the Company, for the purposes of cancellation or holding them in treasury and subsequent sale;
VI. deciding on the approval of a program of depository receipts issued by the Company;
VII. approving the purchase or sale, in hole or partially, by the Company of its interest in capital stock of other companies, including of companies under its control;
VIII. authorizing the exchange of shares and other securities, as well as the waiver of preemptive rights to the subscription of shares, debentures convertible into shares or subscription bonus issued by the controlled companies;
IX. authorizing the creation of subsidiary companies;
X. authorizing the Company, as well as its controlled companies and affiliates, to enter into, amend or terminate shareholders’ agreements;

XI. previously approving any continuous rendering agreements, with a term equal to or below 12 (twelve) months, of an amount equal to or greater than R$5,000,000.00 (five million Reais) per year, between the Company or its controlled companies, on one side, and the controlling shareholder or controlled companies, affiliated, under common control or holding companies of the latter, or companies in any way related to the Company or its controlled companies on the other side;
XII. authorizing the granting of secured or personal guaranty by the Company in favor of third parties, controlled companies included, over the amount of R$ 30,000,000.00 (thirty million Reais);
XIII. authorizing the sale or encumbrance of the Company’s real estate properties, or those of the companies controlled thereby, whose book value is greater than R$100,000,000.00 (one hundred million Reais);
XIV. authorizing the sale or encumbrance of any assets integrating the Company’s permanent assets, or those of the companies controlled thereby, whose book value is greater than R$ 30,000,000.00 (thirty million Reais);
XV. authorizing the purchase by the Company, or by its controlled companies, of assets whose individual value is greater R$ 300,000,000.00 (three hundred million Reais);
XVI. approving the contracting by the Company or its controlled companies of loans, financing or other transactions implying indebtedness to the Company or its controlled companies, whose individual value is higher than R$ 300,000,000.00 (three hundred million Reais);
XVII. by virtue of the commitment of the Company and its controlled companies with sustainable development, authorizing the performance of non-profit acts, for the benefit of employees or the community, whenever the value involved is greater than R$ 1,000,000.00 (one million Reais) and deliberate on the Company’s Sustainability Policy, and such power of decision may be granted to one of its specialized committees eventually existing, so long as composed of, at least, one Independent Director, provided that the granting of guaranties to employees in the case of interstate and/or intercity transfers does not depend on previous approval by the Board of Directors;
XVIII. approving the Company's supplementary pension plan and that of its controlled companies;

XIX. electing and dismissing, at any time, the Executive Officers, including the Chief Executive Officer, determining their specific titles, duties and scopes of authority in compliance with the provisions of these By-laws, and also approving the assignment of new duties to Executive Officers and any amendment to the composition and the duties of the Executive Officers;
XX. dividing the total global remuneration amount established by the Shareholders' Meeting among the Directors and Executive Officers of the Company, as the case may be;
XXI. approving any Executive Officers' proposal concerning the Company's internal regulations with the respective organizational chart, including the scope of authority and specific duties of its Executive Officers;
XXII. establishing the guidelines for Company proxies' vote in the Shareholders' Meetings of its controlled or affiliated companies, as far as the matters approved by the Board of Directors are concerned;
XXIII. appointing the Company's representatives in the management of the companies in which it holds capital interest;
XXXIV. electing and dismissing or replacing the (i) independent auditors, after the Statutory Audit Committee report, if instated, has been issued and (ii) independent real property appraisers
XXV. defining the triple list of companies expert in the economic appraisal of companies to prepare an appraisal of the Company’s shares in the event of cancellation of Publicly-Held Company Register or delisting from the Novo Mercado as set forth in these By-laws.
XXVI. rendering an prior and grounded opinion for or against any tender offer for the acquisition of shares issued by the Company to be disclosed until fifteen (15) days prior to the publication of the tender offer call notice that shall address, at least, (i) the convenience and opportunity of the tender offer regarding the interest of the overall shareholders and the liquidity of the securities they hold; (ii) the repercussions of the tender offer on the Company’s interests; (iii) the strategic plans disclosed by the offeror with regard to the Company; (iv) other points the Board of Directors consider pertinent, as well as the information required by the applicable rules set forth by CVM
XXVII. performing any other activity assigned to it by the Shareholders' Meeting; and
XXVIII. deciding the cases not provided for herein and performing other duties not assigned to another body by law or by these By-laws.

Section 23 - The Board of Directors is comprised of at least five (5) and at most nineteen (19) permanent members.

Paragraph One – At least twenty percent (20%) of the members of the Board of Directors shall be Independent Directors, as per the definition of the Novo Mercado Rules, and shall also be considered independent the Director(s) elected as provided in paragraphs 4 and 5 of article 141 and in article 239 of Law 6,404/76.

Paragraph Two – Whenever the membership percentage results in a fraction, as a result of the compliance with the percentage set forth in the above paragraph, the number will be rounded under the Novo Mercado Rules.

Paragraph Three - The qualification as Independent Directors shall be expressly recorded in the Minutes of the General Shareholders’ Meeting that elects them.

Section 24 - The Directors shall be elected and dismissible by the Shareholders' Meeting, and the Board of Directors shall appoint, among them, its Chairman.

Paragraph One - A Director shall have a spotless reputation; and except as waived by the Shareholders' Meeting, the following may not be elected: (I) those who hold positions in companies that might be considered competitors to the Company; or (II) those who have or represent conflicting interest with that of the Company. Directors shall not be entitled to exercise voting rights or have access to information or take part in Board of Directors’ Meetings in case the supervening impediments specified in this Paragraph One arise.

Paragraph Two - Pursuant to Section 115, paragraph 1 of Law No. 6,404/76, the right to vote for the election of the Directors shall not be exercised in the circumstances where there is a conflict of interest with that of the Company.

Section 25 - The Board of Directors shall meet regularly every quarter and whenever called for a special meeting by its Chairman, by any 2 (two) Directors or by the Company’s Chief Executive Officer.

Paragraph One – The call notices shall be sent by mail, fax or e-mail, delivered at least 7 (seven) days in advance, except in the cases of evident urgency, at the sole discretion of the Chairman of the Board. The call notice shall specify the agenda.

Paragraph Two – The members of the Board are authorized to participate through video and/or audio conferences, everything with no prejudice to the effectiveness of the decisions made. Votes by letter, fax or e-mail are allowed as well, as long as they are received by the Chairman of the Board of Directors or the alternate thereto until the time of the respective meeting.

Paragraph Three – The Chairman of the Board of Directors may invite to attend the meetings of the body any other members of the Board of Executive Officers, other Company’s high ranked employees, as well as any third parties that may contribute with opinions or recommendations related to the matters to be decided on by the Board of Directors. The individuals invited to attend the meetings of the Board shall not be entitled to vote.

Section 26 - The Board of Directors decisions shall be passed by majority of votes, with the presence of the majority of the Directors; and in the event of draw, the Chairman shall be entitled to the deciding vote.

Sole Paragraph – In any case, the Board of Directors meetings shall be recorded in minutes, which shall be signed by all that attended such meeting.

SECTION III
BOARD OF EXECUTIVE OFFICERS

Section 27 - The Board of Executive Officers, who may or may not be shareholders themselves, shall be comprised of a minimum of two (2) and a maximum of nine (9)

members. All Executive Officers shall be elected by the Board of Directors, which may dismiss them at any time. Among the Executive Officers, one shall be entitled as Chief Executive Officer and the others shall be entitled as established by the Board of Directors.

Paragraph One - In the case of a vacant Executive Officer position, the Board of Directors shall elect a new Executive Officer or an alternate to fill it in for the unexpired term of mandate.

Paragraph Two - In the absence or temporary incapacity of any Officer, an alternate shall be appointed by the Chief Executive Officer or, in the event of his/her incapacity, by majority decision of the Executive Officers.

Section 28 – Pursuant to the provisions of section 143, paragraph 2nd of Law No. 6,404/76, it is incumbent upon the Board of Executive Officers, acting as a decision body:
I. – approve the proposals, plans and projects to be submitted to the Board of Directors and/or the Shareholders’ Meeting;
II – previously approve the execution of any agreements between the Company or its controlled companies, on one side, and the controlling shareholder or controlled companies, affiliates, companies subject to common control or controlling companies of the latter, or companies that otherwise are parties related to the Company or its controlled companies, on the other side, provided that the provisions of sections 10 and 22 hereof are observed;
III – authorize the participation of the Company or its controlled companies in any joint venture, partnership, consortium or any similar structure;
IV – authorize the sale or encumbrance of any Company’s real estate properties, or those of its controlled companies, provided that the provisions of item XIII of section 22 of these By-laws are observed;
V - authorize the sale or encumbrance of any assets integrating the Company’s permanent assets, or those of its controlled companies, up to the value of R$ 30,000,000.00 (thirty million Reais), provided that the provisions of item XIV of section 22 of these By-laws are observed, as well as the as well as the offer of guarantees for third parties liabilities, within the limits set forth in item XII section 22 hereof

VI – ratify, within the limits set forth in item XV of section 22, the purchase of materials and equipment and the execution of property, construction work and services agreements;
VII – approve the contracting by the Company or by its controlled companies of loans, financing, or any other transactions implying indebtedness to the Company or its controlled companies, whose individual value is greater than R$30,000,000.00 (thirty million Reais), provided that the provisions of item XVI of section 22 of these By-laws are observed;
VIII – authorize the settlement in administrative or judicial proceedings, lawsuits or litigation related to the Company or its controlled companies, whenever the amount involved is greater than R$5,000,000.00 (five million Reais);
IX – by virtue of the Company’s social responsibilities and those of its controlled companies, authorize the performance of non-profit acts to the benefit of employees or the community, provided that the provisions of item XVII of section 22 of the By-laws are observed;
X – approve the execution of collective agreements by the Company or its controlled companies;
XI – establish the internal policy of authorizations of the Company and of its controlled companies;
XII – authorize the appointment of proxies for the practice of the acts listed in this Section 28.

Section 29 – The Board of Executive Officers shall meet whenever convened by the Chief Executive Officer or by 2 (two) members of the Board of Executive Officers.

Paragraph One - The call notices shall be sent by mail, fax or e-mail, delivered at least 2 (two) days in advance, except in the cases of evident urgency, at the sole discretion of the Chief Executive Officer. The call notice shall specify the agenda.

Paragraph Two – The officers are authorized to participate through video and/or audio conferences, everything with no prejudice to the effectiveness of the decisions made. Votes by letter, fax or e-mail are allowed as well, as long as they are received by the Chief Executive Officer or the alternate thereto until the time of the meeting.

Paragraph Three – The decisions of the Board of Executive Officers shall be made by majority of votes of the Executive Officers, and the Chief Executive Officer shall be entitled to the deciding vote in the event of draw.

Paragraph Four – In any event, the meetings of the Board of Executive Officers shall be recorded in minutes, which shall be signed by the attending officers.

Section 30 - The Chief Executive Officer, acting severally, is vested with full powers to practice any and every act and sign any and every document on behalf of the Company, provided that the limits set forth by Sections 10, 22 and 28 of these By-laws and under the law are observed.

Paragraph One – The Board of Directors is responsible for determining the scope of authority of each one of the other Executive Officers, as well as the value up to which they are authorized to perform acts and sign documents on behalf of the Company, provided that the limits set forth in Sections 10, 22 and 28 of these By-laws and under the law are observed.

Paragraph Two – Without prejudice of the provision of paragraph one of this section, any of the Executive Officers may act severally in matters the value of which does not exceed R$100,000.00 (one hundred thousand Reais), as well as to represent the Company before third parties, including federal, state and local government agencies.

Section 31 – Provided that the limits set forth in sections Sections 10, 22 and 28 and 32 of these By-laws and under the law are observed, the Company shall be represented and shall be validly bound by the act or signature of: (I) any Executive Officer, acting severally, or (II) 2 (two) attorneys acting jointly. The Company may also be represented by a single attorney, acting severally, as long as the respective power of attorney has been signed by 2 (two) Executive Officers, one of them necessarily being the Chief Executive Officer.

Sole Paragraph - The powers of attorney granted by the Company shall be always signed by one Executive Officer, within the scope of authority of such Officer. The powers of attorney shall specify the powers granted and, except for those for judicial purposes, shall be valid for a maximum of 1 (one) year. The granting of powers of attorney “ad negotia” is prohibited.

Section 32 – The Board of Executive Officers shall manage the Company strictly complying with the provisions of these By-laws and the applicable legislation, and the members thereof are not allowed to jointly or severally practice any act strange to the Company’s corporate purposes.

CHAPTER V
STATUTORY AUDIT COMMITTEE

Section 33 - The Statutory Audit Committee is the body responsible for the surveillance of the Company’s management acts and information to shareholders, and shall be operated permanently.

Sole Paragraph – In addition to its ordinary duties, the Statutory Audit Committee also performs the function of Company’s Audit Committee.

Section 34 - The Statutory Audit Committee shall be comprised of 3 (three) to 5 (five) permanent members and each one shall have an alternate, shareholders or not, elected by the Shareholders’ Meeting.

Paragraph One The members of the Statutory Audit Committee shall be independent, and for such, they shall comply with the following requirements: I – not be or not have been in the past 3 (three) years an employee or manager of the Company or any company controlled thereby or under the common control therewith; II – not receive any remuneration, either directly or indirectly, from the Company or from a company controlled thereby or under the common control therewith, except for the remuneration as member of the Statutory Audit Committee. Individuals who are not qualified as independent, as provided for in this paragraph 1, may not be elected for the Statutory Audit Committee;

Paragraph Two – The members of the Statutory Audit Committee shall take office upon the execution of the instrument of instatement in office.

Paragraph Three – The members of the Statutory Audit Committee shall take office only after the execution of Statement of Consent from Statutory Audit Committee Members under provisions of the Novo Mercado Rules and the compliance with any applicable legal requirements.

Paragraph Four - The term of office of Statutory Audit Committee members shall end at the first Annual Shareholders' Meeting following the respective election, reelection being allowed. The members of the Statutory Audit Committee shall remain in office until their successors are installed.

Paragraph Five - The members of the Statutory Audit Committee, in their first meeting, shall elect their Chairman, charged with effecting that organ's decisions.

Paragraph Six - The Statutory Audit Committee may request the Company to appoint qualified staff to provide it clerical and technical support.

Paragraph Seven - Upon their installation, the members of the Statutory Audit Committee shall sign, in addition to the instrument of taking of office, a statement whereby they shall abide by the rules of such agency’s internal regulation, the Company’s ethics code and the “Policy of Disclosure and Use of Information and of Securities Trading” Manual, as well as a statement certifying that they are not under any hindrance, as provided for in the internal regulation of the Statutory Audit Committee.

Section 35 – In addition to the duties provided for at law, the Statutory Audit Committee shall, as the Company’s Audit Committee:
I. advise the Board of Directors on the contracting of or the termination of the agreement with the Company’s independent auditors;
II. previously approve the services to be rendered by the independent auditors, whether such services are audit services or not, as well as the respective fees to be paid by the Company,

everything as provided for in the respective procedure as approved by the Statutory Audit Committee;
III. analyze the annual working plan of the Company’s independent auditors, discuss the outcome of their activities, works and revisions made, as well as assess their performance and independence;
IV. issue opinions and judgments and supervise the activities of the Company’s independent auditors, including, to the extent allowed by the law, assist in the settlement of any possible discrepancies between the management and the independent auditors as far as the submission of financial statements and information is concerned;
V. review the work plan of internal auditors, discuss the outcome of their activities, works and revisions made;
VI. analyze the efficacy of the Company’s internal control systems and risk management, in order to monitor the compliance with the provisions related to the submission of financial statements and information, among other things;
VII. carry out the duties provided for in the internal regulation of the Statutory Audit Committee related to receiving, processing and handling anonymous denunciations pertaining to any accounting, internal accounting control or audit matters (“reporting channel”).

Section 36 - The Statutory Audit Committee shall meet regularly every quarter, and specially whenever needed.

Paragraph One - The meetings shall be convened by the Chairman of the Statutory Audit Committee or by 2 (two) of its members or by the Company’s Chief Executive Officer, and they shall be established upon the attendance of the majority of its members.

Paragraph Two - The Committee resolutions shall be passed by majority vote, the majority of its members being present and the dissenting member of the Statutory Audit Committee shall state his dissenting opinion on the meeting minutes and shall inform it to the managing organs and the Shareholders’ Meeting.

Section 37- The members of the Statutory Audit Committee shall be replaced in their absence or incapacity by their respective alternates.

Section 38 - In addition to the events of death, resignation, removal and others provided by law, a position shall become vacant when the member of the Statutory Audit Committee fails to appear at 2 (two) consecutive meetings or 3 (three) non-consecutive meetings in a fiscal year.

Paragraph One - In the event a position in the Committee becomes vacant, the replacement shall be effected as provided under section 37 hereof.

Paragraph Two - If a position in the Statutory Audit Committee becomes vacant and there is no alternate to be called to serve for the remaining term of office, a Shareholders' Meeting shall be convened to elect the alternate.

Section 39 - The remuneration of the members of the Statutory Audit Committee shall be determined by the Annual Shareholders' Meeting electing them, and for each acting member it shall not be less than one tenth of the average remuneration paid to each Executive Officer, not counting profit sharing.

Sole Paragraph - The acting alternate shall be entitled to the member's remuneration for the replacement period, counted month by month, on which case the permanent member shall not receive the monthly remuneration.

Section 40 – As suggested by the Statutory Audit Committee, the Company’s Shareholders’ Meeting shall set aside, on an annual basis, a reasonable amount to pay the expenses incurred by the Statutory Audit Committee, which shall be incurred pursuant to the budget approved by the majority of its members.

Paragraph One – The Company’s management shall take the actions required for the Company to bear all costs and expenses as approved by the Statutory Audit Committee, provided that the limit established by the Company’s Shareholders’ Meeting is observed.

Paragraph Two – The Statutory Audit Committee, upon decision of the majority of its members, may hire external consultants, including independent auditors and lawyers, to assist it in complying with its duties and assignments, provided that the annual budgetary limit determined by the Shareholders’ Meeting is observed, as provided in the head paragraph hereof.

CHAPTER VI
FISCAL YEAR AND FINANCIAL STATEMENTS

Section 41 - The fiscal year shall last one year, starting on January 1st (first) of each year and ending on the last day of the month of December.

Section 42 - The Management shall submit to the Annual Shareholders' Meeting, together with the financial statements, a proposal for employee profit sharing and for the destination of the net income of the year.

Paragraph One - The net income shall have the following destination:
I. 5% (five percent) for the legal reserve, up to 20% (twenty percent) of the paid-up capital;
II. 25% (twenty-five percent) of the net income, restated pursuant to items II and III of section 202 of Law No. 6,404/76 shall be distributed as mandatory minimum dividend to all shareholders.

Paragraph Two - The net income balance not allocated to the payment of the mandatory minimum dividend shall be allocated to a supplementary reserve for the expansion of corporate business, and shall not exceed 80% (eighty percent) of the capital stock. Once that limit is reached, the Shareholders' Meeting shall decide on the destination of the balance, either distribution to shareholders or capitalization.

Paragraph Three - The management may pay or credit interest on capital as provided under paragraph 7, section 9 of Law No. 9,249/95 and applicable laws and regulations, which can be deducted from the mandatory dividends under section 202 of Law No. 6,404/76.

Paragraph Four - Dividends not claimed within a period of 3 (three) years shall revert to the Company.

CHAPTER VII
LIQUIDATION

Section 48 - The Company shall be liquidated in the cases provided by law, or upon decision of the Shareholders' Meeting, which shall determine the method of liquidation, elect the liquidator and install the Statutory Audit Committee for the liquidation period, electing its members and determining their respective remuneration.

ARTICLE VIII
DISPOSAL OF THE EQUITY CONTROL, CANCELLATION OF THE PUBLICLY-HELD
COMPANY REGISTER AND DELISTING FROM THE NOVO MERCADO

Section 44 – For the purposes of the present By-laws, the terms hereunder, whether in the singular or in the plural, shall have the following meanings:
“Controlling Shareholder” means the shareholder(s) or Group of Shareholders that hold Controlling Power over the Company.
“Selling Controlling Shareholder” means the Controlling Shareholder that disposes of its Controlling Interest in the Company.
“Free Float” means all the shares issued by the Company, except for the shares held by the Controlling Shareholder, by persons bound to the Controlling Shareholder, and treasury shares.
“Senior Manager”, when in the singular, means the executive officers and members of Board of Directors of the Company individually, and when in the plural, the executive officers and members of the Board of Directors as a whole.
“Disposal of Company’s Control” means the transfer of the Controlling Shares to a third party for consideration.
“Controlling Power” means the effective power used to direct the Company’s activities and to establish the guidelines for the operation of its management bodies, directly or indirectly, in fact or under the law, regardless of the equity interest that is held. An individual or Group of Shareholders are presumed hold the control of the Company if they hold enough shares to ensure an absolute majority of votes accorded to the shareholders present to the Company’s last 3 (three) general shareholders’ meetings, even if they do not hold the number of shares that actually provide them with an absolute majority of the voting stock.
“Statement of Consent from Controlling Shareholders” means the instrument whereby the new Controlling Shareholders, or the shareholder(s) joining the Company’s controlling group, accept personal liability for complying with the Novo Mercado Agreement, these Listing Rules, the Arbitration Clause, Sanctions and Arbitration Rules, according to the model included in Exhibit B of the Novo Mercado Rules.
“Economic Value” means the value of the Company and its shares as determined by a specialized company upon the use of reputable methodology or with grounds on any other criteria to be established by CVM.

Section 45 – The Disposal of the Company’s Control, whether by means of a single transaction or successive transactions, shall be carried out under a condition precedent or subsequent that the Buyer undertakes to make a public tender offer to acquire all shares held by the other Company’s shareholders, and this public tender offer must comply with terms and conditions set forth in the statutory laws in force and the Novo Mercado Rules, so as to warrant that shareholders shall be given the same treatment as the Selling Controlling Shareholder.

Sole Paragraph – The public tender offer established herein shall also be required: (i) whenever there is an assignment for consideration of subscription rights for shares and other securities, or rights related to securities convertible into shares that results in Disposal of Company’s Control; or (ii) in the event of disposal of the controlling interest by a company that holds the Company’s Control, in which case, the Selling Controlling Shareholder shall inform BOVESPA of the value assigned to the Company in such transaction and provide documents that support the valuation.

Article 46 – The individual that acquires the Company’s Control through a private share purchase agreement entered into with the Controlling Shareholder, regardless of the number of shares involved, shall: (i) make the public tender offer referred to in section 45 above; and, (ii) pay, as provided herein, an amount equivalent to the difference between the public tender offer price and the value paid for a share contingently acquired in a stock exchange in the 6 (six) months before the date of Disposal of Control, duly adjusted until payment date. Such amount shall be distributed among all the shareholders that have sold their Company’s shares on the floor of the Stock Exchange where the Buyer made the acquisitions, proportionally to the daily net selling balance of each share, and BM&FBOVESPA S.A. shall operate the distribution in accordance with its rules.

Section 47 – The Company shall not the register any transfer of shares to the Buyer or to whoever holds the Controlling Power, until they execute the Statement of Consent from Controlling Shareholders set forth in the Novo Mercado Rules.

Section 48 - No shareholders’ agreements that provides for the exercise of Controlling Power shall be filed in the Company’s headquarters unless the parties to the agreement execute a Statement of Consent from Controlling Shareholders set forth in the Novo Mercado Rules.

Section 49 – In the public tender offer to be made by the Controlling Shareholder or the Company for the cancellation of its register as a publicly-held company, the minimum offer price shall correspond to the Economic Value determined in the appraisal report prepared under Section 49(1) and (2), in compliance with all applicable legal rules and regulations.

Paragraph One – The appraisal report mentioned in the head section of this Section 49 shall be prepared by a specialized institution or company with proven experience and independent from the Company’s decision-making powers, its Managers and/or the Controlling Shareholder, in addition to meeting the requirements of article 8(1) of Law 6404/76, and including the liability set out in article 8(6) of same law.

Paragraph Two - The General Shareholders’ Meeting shall be solely incumbent on choosing the specialized institution or company that shall determine the Company’s Economic Value from a triple list submitted by the Board of Directors, and the resolution shall be adopted by majority of votes of the shareholders representing Free Float present to such meeting that, if convened in the first call, shall a quorum of shareholders representing at least twenty percent (20%) of total Free Float or, if convened in second call, may have a quorum composed of any number of shareholders representing Free Float, not counting blank votes.

Section 50 – In the event the Company’s delisting from the Novo Mercado is decided so that the securities it issues may be registered for trade outside the Novo Mercado, or by reason of corporate reorganization, whereby the company resulting from such reorganization does not qualify for trading its securities in the Novo Mercado within a term of one hundred and twenty (120) days as of the date of the General Shareholders’ Meeting that approved such transaction, the Controlling Shareholder shall make a public tender offer to acquire the other shareholders’ shares, at least for the Economic Value to be assessed in the appraisal report prepared under Section 49(1) and (2), and in compliance with all applicable rules and regulations.

Section 51 - In the event there is no Controlling Shareholder, and the Company’s delisting from the Novo Mercado is decided so that the securities it issues may be registered for trade outside the Novo Mercado, or by reason of corporate reorganization, whereby the company resulting from such reorganization does not qualify for trading its securities in the Novo Mercado within a term of one hundred and twenty (120) days as of the date of the General Shareholders’ Meeting that approved such transaction, such delisting shall be conditioned to a public tender offer being made to acquire the Company’s shares under same conditions provided in Section 50 above.

Paragraph One – Such General Shareholders’ Meeting shall determine the individual(s) responsible for the making the public tender offer for the acquisition of shares, which shall be present at the General Shareholders’ Meeting and shall expressly undertake such obligation.

Paragraph Two – If the General Shareholders’ Meeting fails to determine the individuals responsible for making the public tender offer, in the event of a corporate reorganization transaction, whereby the company resulting from such reorganization does not qualify for trading its securities in the Novo Mercado, the shareholders that voted in favor of the corporate reorganization shall make such tender offer.

Section 52 – The Company’s delisting from the Novo Mercado due to its non-compliance with the liabilities set forth in the Novo Mercado Rules is conditioned to a public tender offer being made for the acquisition of shares, at least, for the Economic Value to be assessed in the appraisal report prepared under Section 49 hereof, and in compliance with all applicable rules and regulations.

Paragraph One – The Controlling Shareholder shall make a public tender offer for the acquisition of shares as provided in the head section hereof.

Paragraph Two - In the event there is no Controlling Shareholder, and the Company’s delisting from the Novo Mercado results from a deliberation of the General Shareholders’ Meeting, the shareholders that voted in favour of such deliberation that implied the non-compliance shall make the public tender offer for the acquisition of shares provided in the head section hereof.

Paragraph Three - In the event there is no Controlling Shareholder, and the Company’s delisting from the Novo Mercado referred in the head section hereof occurs by reason of an administrative act of fact, Company’s Senior Managers shall call a General Shareholders’ Meeting which agenda shall be the deliberation on how to cure the non-compliance with the liabilities set forth in the Novo Mercado Rules or, if required, deliberate on the Company’s delisting form the Novo Mercado.

Paragraph Four – Should the General Shareholders’ Meeting mentioned in Paragraph Three above decides for the Company’s delisting from the Novo Mercado, such General Shareholders' Meeting shall determine the individual(s) responsible for the making the public tender offer for the acquisition of shares, which shall be present at the General Shareholders’ Meeting and shall expressly undertake such obligation.

ARTICLE IX
ARBITRATION

Section 53 - The Company, its shareholders, Senior Managers and Statutory Audit Committee members shall refer to arbitration before the Market Arbitration Panel any disputes or controversies that may arise among them, in particular with relation to or origin on the enforcement, validity, effectiveness, construction, violation, and related effects, of the provisions set forth in the Corporation law, Company’s By-laws, rules enacted by the National Monetary Council, the Central Bank of Brazil and Securities and Exchange Commission of Brazil, as well as in any other applicable rules to the functioning of the overall capital markets, in addition to the rules set forth in the Novo Mercado Listing Rules, the Arbitration Rules, the Sanctions Rules and the Novo Mercado Agreement.

CHAPTER VIII
TEMPORARY PROVISIONS

Section 54 – Upon the listing of the Company in the Novo Mercado:
IV. The Company, its shareholders, Senior Managers and Statutory Audit Committee, as instated, shall be subject to the provisions of the Novo Mercado Rules;
V. The capitalized terms in the present By-laws that have not been defined herein shall have the meaning attributed to them in the Novo Mercado Rules;
VI. The provisions of the Novo Mercado Rules shall supersede statutory provisions, in case of harm to the rights of addressees of the public tender offers provided for herein.

Section 55 - The approval by the Company, through its representatives, of the merger, split-up, takeover or dissolution of its controlled companies shall be preceded by an economic-financial analysis by an internationally acknowledged independent company, that shall confirm equitable treatment is being provided to all companies involved, the shareholders of which shall be granted ample access to the report on that analysis.

Section 56 – These By-laws shall be interpreted in good faith. The Shareholders and the Company shall act in their relationship with the strictest good faith, both subjectively and objectively.

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